EXHIBIT 99.2
Safe Waste Disposal and Clean Energy Solutions... for Generations to Come HOLDING CORPORATION May 31, 2006

Cautionary Statement Regarding Forward-looking Statements This presentation includes forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, and Section 21-E of the Securities Exchange Act of 1934. Such statements include declarations regarding the intent, belief, or current expectations of the company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve a number of risks and uncertainties that can materially affect actual results as identified from time to time in the Company's Reports and Registration Statements filed with the Securities and Exchange Commission. Forward looking statements provided herein as of a specified date are not hereby reaffirmed or updated.

Investment Highlights Largest Owner/Operator of Waste-to-Energy facilities in U.S. Strong Industry Fundamentals Experienced Management Team Stable Revenues produce predictable earnings Strong Free Cash Flow enables substantial deleveraging Growth Opportunities

Our Mission Our mission is to be the world's leading Waste-to-Energy company, with a complementary network of waste disposal and energy generation assets. We will build value for our shareholders by satisfying our clients' waste disposal and energy generation needs with safe, reliable and environmentally superior solutions.

Operational Excellence & Strong Cash Flow Strong Cash Flow Strong Cash Flow

Operational Excellence Strict compliance with the highest safety and environmental standards Consistent focus on exemplary customer service Outstanding team of talented and highly skilled professionals On track to safely convert 15 million tons of waste into clean energy

Stable Track Record of Performance 2001 2002 2003 2004 2005 East 0.909 0.907 0.911 0.90900000013148 0.907 Typical Contract Guarantee Level 85% 2001 2002 2003 2004 2005 15.2 15.2 15.4 15.1 15

Significant Deleveraging Pro Forma 2005 Est. 2006 Est. 2007 Est. 2008 Amortization 220 450 700 950 Contracted cash flows contribute to substantial deleveraging $45 million voluntary payment on first lien in 2005 Estimated cumulative debt pay down of approximately $950 million for 2005-2008 $ in Millions

Growth Opportunities

Growth Opportunities Waste-to-energy facility expansions Additional domestic facility ownership and operating contracts Expansion of our network of waste disposal assets New ventures in attractive international markets

2006 Guidance (1) Adjusted EBITDA: $515 to $525 million Free cash flow: Approximately $225 million Cash flow provided by operating activities, minus capital expenditures Debt amortization: On track for $700 million by end of 2007 Diluted EPS: Approximately $0.50 (1) As of March 14, 2006. Reaffirmed as of May 4, 2006. This information is not being reaffirmed or updated as of the current date.

Q&A Safe Waste Disposal and Clean Energy Solutions... .... for Generations to Come

Appendix Safe Waste Disposal and Clean Energy Solutions... .... for Generations to Come

Non-GAAP Financial Measures Non-GAAP Financial Measure Pro Forma Adjusted EBITDA Covanta uses adjusted EBITDA to assess its operating performance. Covanta believes this financial measure is helpful in assessing the overall performance of its business, and is helpful in highlighting trends in its overall business because the items excluded in calculating adjusted EBITDA have little or no bearing on its day-to-day operating performance. Adjusted EBITDA is also a significant criterion of performance-based components of employee compensation. Adjusted EBITDA is an unaudited non-GAAP financial measure and is provided for information purposes only. Certain items are included in the table below that are not measured under GAAP and are not intended to supplant other information provided in accordance with GAAP. Furthermore, these measures may not be comparable to those used by other companies. The following information should be read in conjunction with the audited consolidated financial statements of Covanta Holding Corporation and the notes ther eto as filed in its Annual Report on Form 10-K for the year ended December 31, 2005. Adjusted EBITDA means, for any period, EBITDA plus additional items deducted from, or added to, net income, as defined in Covanta Energy's financing arrangements. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our financial performance or any other measures of performance derived in accordance with GAAP. Adjusted EBITDA set forth below is reconciled to net income, which is the most directly comparable measure of GAAP for performance measures. Covanta has prepared Adjusted EBITDA on a pro forma basis, as if the acquisitions of Covanta Energy and Ref-Fuel had been consummated on January 1, 2004. 14

Non-GAAP Measure: Adjusted EBITDA (1) Pro Forma for the (Unaudited, in millions of dollars) Twelve Months ended December 31, Full Year Estimated 2005 2006 Range Net Income $ 58 $71 - $79 Depreciation and amortization expense 185 183 Net interest expense on project debt 67 65 Interest expense, net 114 114 Income tax expense 35 40 - 44 Change in unbilled service receivables 10 17 Minority interest expense 10 8 Other adjustments 22 17 - 15 Adjusted EBITDA $ 501 $515 - $525 (1) As of March 14, 2006. Reaffirmed as of May 4, 2006. This information is not being reaffirmed or updated as of the current date. 15

Non-GAAP Financial Measures Non-GAAP Financial Measure - Free Cash Flow Covanta uses Free Cash Flow as a liquidity measure. It believes this financial measure is important in analyzing its liquidity to service its capital structure and for strategic opportunities. Free Cash Flow is an unaudited non-GAAP financial measure, and is provided for information purposes only. Certain items are included in the table below that are not measured under GAAP and are not intended to supplant other information provided in accordance with GAAP. Furthermore, these measures may not be comparable to those used by other companies. The following information should be read in conjunction with the audited consolidated financial statements of Covanta Holding Corporation and the notes ther eto as filed in its Annual Report on Form 10-K for the year ended December 31, 2005. Free Cash Flow means, for any period, Cash Flow Provided by Operating Activities less Purchase of Property, Plant and Equipment. Free Cash Flow is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or any other measures of performance derived in accordance with GAAP. Free Cash Flow is reconciled to cash provided by operating activities, the most directly comparable operating measure. Covanta has prepared Free Cash Flow on a pro forma basis, as if the acquisitions of Covanta Energy and Ref-Fuel had been consummated on January 1, 2004. 16

Non-GAAP Measure: Free Cash Flow (2) Covanta Energy Corporation Pro Forma Twelve Months Ended December 31, Full Year 2005 Estimated 2006 (Unaudited, in millions of dollars) Cash Flow Provided by Operating Activities $ 260 $ 275 Less: Purchase of Property, Plant Equipment (1) (49) (50) Free Cash Flow $ 211 $ 225 (1) Purchase of Property, Plant Equipment is also referred to as capital expenditures (2) As of March 14, 2006. Reaffirmed as of May 4, 2006. This information is not being reaffirmed or updated as of the current date. 17